Exhibit 10.11
THE TJX COMPANIES, INC.
MANAGEMENT INCENTIVE PLAN
(As amended and restated effective as of March 5, 2010)

THE TJX COMPANIES, INC.
MANAGEMENT INCENTIVE PLAN
Table of Contents

1. Purpose	1

2. Definitions	1

3. Effective Date	2

4. Administration	2

5. Eligibility	3

6. Description of Awards	3

7. Determination of Awards	4

8. Payment of Awards	6

9. Deferral of Award	6

10. Designation of Beneficiary	7

11. Notices	7

12. Rights of Participants	8

13. No Employment Rights	8

14. Certain Payments Upon a Change of Control	8

15. Nonalienation of Award	8

16. Withholding Taxes	9

17. Termination, Amendment and Modification	9

18. Headings and Captions	9

19. Controlling Law	9

20. Miscellaneous Provisions	9

21. Awards to Certain Officers	10

THE TJX COMPANIES, INC.
MANAGEMENT INCENTIVE PLAN
1.	Purpose

The purpose of The TJX Companies, Inc. (“TJX”) Management Incentive Plan (the “Plan”) is to provide officers and other employees who are key to the annual growth and profitability of TJX with reward opportunities commensurate with their performance relative to annual objectives.

2.	Definitions

Unless the context requires otherwise, the following expressions as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine, and neuter pronouns are used interchangeably, and that each comprehends the others.
(a)	“Change of Control” shall have the meaning set forth in the Company’s 1986 Stock Incentive Plan, as in effect from time to time.

(b)	“Company” shall mean TJX and its subsidiaries.

(c)	“Disability” shall mean disability as determined in accordance with the standards and procedures similar to those used under the Company’s long term disability program, and subject to any applicable legal or regulatory requirements in the relevant jurisdictions.

(d)	“E.C.C.” shall mean the Executive Compensation Committee of the Board of Directors of TJX. A member of the E.C.C. shall not be eligible to participate in the Plan while serving as a member of the E.C.C. or one year prior to becoming a member of the E.C.C.

(e)	“Fiscal Year” shall mean the fifty-two or fifty-three week period ending on the Saturday nearest to the last day of January, and commencing on the Sunday following the Saturday nearest to the last day of January of the preceding calendar year.

(f)	“Participant” shall mean any officer or other employee of TJX or any subsidiary of TJX who is designated a Participant pursuant to Section 5 below.

(g)	“Performance Criteria” shall mean the standards of measurement of performance by the Company, performance by any division or subsidiary of the Company, and/or individual performance for each Performance Period as established by the E.C.C. pursuant to paragraph (a) of Section 6 below.

(h)	“Performance Goal” shall mean the level of performance with respect to each Performance Criterion at which awards are payable pursuant to this Plan. Performance Goals are established by the E.C.C. pursuant to paragraph (b) of Section 6 below.

(i)	“Performance Period” shall mean one Fiscal Year.

(j)	“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(k)	“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
3.	Effective Date

The effective date of the Plan shall be January 28, 1979. The effective date of this amendment and restatement of the Plan shall be March 5, 2010.

4.	Administration

This Plan shall be administered by the E.C.C. The E.C.C. shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to administer the Plan; to determine the terms and provisions of any agreements pertaining to the Plan; and to make all other determinations necessary or advisable for its administration. The E.C.C. shall not be bound to any standards of uniformity or similarity of action, interpretation, or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before it. Its determination shall be binding on all parties.

No member or former member of the E.C.C. or the Board of Directors of TJX shall be liable for any action or determination made in good faith with respect to the Plan or any award or payment made under the Plan.

5.	Eligibility

For each Performance Period, the E.C.C. shall designate those Participants who may be entitled to receive annual management incentive awards, subject to the terms and conditions of the Plan.

6.	Description of Awards

No Participant (or beneficiary or estate of a Participant) shall be entitled to an award under the Plan until the E.C.C. has approved all of the terms of the award applicable to such Participant for the Performance Period, including as set forth in this Section 6, and then any such entitlement shall be only in accordance with such terms and the Plan.
(a)	Designation of Performance Criteria

At the commencement of each Performance Period, the E.C.C. shall determine the Performance Criteria for said Performance Period and the relative weight to be given to each Performance Criterion. Performance Criteria and the weighing thereof may vary by Participant and may be different for different Performance Periods. Such Performance Criteria may include, but shall not be limited to, measures such as pre-tax income, pre-tax income as a percentage of sales, return on investment, or other measures specific to a Participant’s annual performance objectives. These criteria may be based on Company, divisional, subsidiary and/or individual performance as designated by the E.C.C.

(b)	Performance Goals

At the commencement of each Performance Period, the E.C.C. shall determine a range of Performance Goals from minimum to target to maximum for each Performance Criterion for said Performance Period, based upon the Company, divisional or subsidiary Business Plan for said Fiscal Year. Performance Goals are subject to the approval of the President of TJX. Performance Goals may vary by Participant and may be different for different Performance Periods.

At any time designated by the E.C.C. during a Performance Period or thereafter, but prior to award payment, appropriate adjustments in the Performance Goals may be made to avoid undue windfalls or hardships due to external conditions outside the control of management, changes in method of accounting, nonrecurring or abnormal items, or other matters as the E.C.C. shall, in its sole discretion, determine.

(c)	Award Opportunity

At the commencement of each Performance Period, the E.C.C. shall assign to each Participant the minimum, target and maximum opportunity to be earned for said Performance Period, based upon the Participant’s position and ability to affect annual performance relative to goals during the Performance Period. Award opportunity may be expressed as a fixed amount or as a percentage of the Participant’s actual base salary earned for the Performance Period (as determined by the Company in a manner consistent with and subject to the applicable legal and regulatory requirements and payroll practices in the relevant jurisdictions).
From time to time, discretionary awards, in addition to the annual management incentive awards, may be made by the E.C.C. to any Participant in recognition of outstanding performance or extraordinary circumstances which occur during the Performance Period. Recommendations of Participants to receive discretionary awards shall be made by the President of TJX.
7.	Determination of Awards
(a)	Upon completion of each Performance Period, the E.C.C. shall review performance relative to Performance Goals, as adjusted from time to time in accordance with paragraph (b) of Section 6 above, and determine the value of the awards for each Performance Period, subject to the approval of the President of TJX and/or the Chairman of the E.C.C.

Achievement of Performance Goals shall result in payment of the target award. Failure to achieve Performance Goals will result in a decrease or elimination of the Participant’s award. Exceeding Performance Goals will result in an increased award.

Performance Goal awards may be adjusted upward or downward by the E.C.C. due to special circumstances or individual performance review. Without limiting the generality of the foregoing, the E.C.C. may reduce or eliminate (i) awards to Participants receiving “Needs Improvement” performance ratings and (ii) awards otherwise payable to Participants who were on a leave of absence for any portion of the applicable Performance Period.

(b)	If an employee becomes a Participant after the beginning of a Performance Period, the award payable to him or her shall be prorated in accordance with the portion of the Performance Period in which he or she is a Participant.

(c)	In the event of termination of employment of a Participant for any reason prior to the last day of the Performance Period, a Participant thereafter shall have no further rights under the Plan and shall not be entitled to payment of any award, except as follows (and subject to the last sentence of this Section 7):
(i)	If, prior to the last day of the Performance Period, a Participant’s employment terminates by reason of death, the beneficiary or estate of the Participant (as determined under Section 10) shall be entitled to a prorated award under Section 7(c)(iv).

(ii)	If, prior to the last day of the Performance Period, a Participant’s employment is terminated by the Company by reason of Disability, the Participant (or, if the Participant is deceased, the beneficiary or estate of a Participant, as determined under Section 10) shall be entitled to a prorated award under Section 7(c)(iv).

(iii)	If termination of employment occurs (A) by reason of normal retirement under a retirement plan of the Company, (B) with the consent of the Company, or (C) after the commencement of a Performance Period but before an award was (or would have been) granted to the Participant for such Performance Period, the E.C.C. may, in its sole discretion, value and direct that all or some portion of the award that was (or would have been) granted to the Participant with respect to the Performance Period be deemed earned and payable, taking into account the duration of employment during the Performance Period, the Participant’s performance, and other matters as the E.C.C. shall deem appropriate. Notwithstanding the foregoing, no Participant will be deemed to have a nonforfeitable right to payment of any prorated award under this Section 7(c)(iii) until the end of such Performance Period, and then only to the extent provided under the terms of such award.

(iv)	Unless otherwise provided by the E.C.C. (including, without limitation, pursuant to Section 7(a)), a prorated award under subsections (i), (ii), or (iii) of this Section 7(c) shall be the award, if any, that the Participant would have earned and been paid had he or she continued in employment through the end of the Performance Period, determined without regard to any individual performance factors, and (except in the case of an award opportunity expressed as a percentage of actual base salary earnings during the Performance Period) multiplied by a fraction, the numerator of which is the number of days for which the Participant was employed during such Performance Period and the denominator of which is the total number of days in the Performance Period, and further reduced, as applicable, under Section 7(b). Any such prorated award shall be paid, if at all, at the same time other awards for such Performance Period are paid, in accordance with Section 8.

(v)	In the event of termination of employment for cause, as defined and determined by the E.C.C. in its sole discretion, no payment shall be made with regard to any prior or current Performance Period.
The provisions in this Section 7 are subject to the terms of any employment agreement, severance agreement or severance plan applicable to any one or more participants and in the event of any conflict, such terms shall control payment.

8.	Payment of Awards

As soon as practicable after the end of each Performance Period and the valuation of the award for such Performance Period, but in no event later than two and one-half (21/2) months after the later of the end of the calendar year or the fiscal year of the Company in which such Performance Period ends, payment (including, for the avoidance of doubt, any prorated payment made pursuant to Section 7) shall be made in cash with respect to the award earned by each Participant for such Performance Period. Any such payment shall be subject to applicable withholding as set forth in Section 16 below. Payments hereunder are intended to constitute short-term deferrals exempt from Section 409A and shall be construed and administered accordingly.

9.	Deferral of Award

Participants who are designated by the E.C.C. as being eligible to participate in the TJX General Deferred Compensation Plan or the Executive Savings Plan may elect under such plan to defer all or a portion of their awards solely to the extent (1) permitted under the terms of the General Deferred Compensation Plan and the Executive Savings Plan at the time a deferral election with respect to amounts otherwise payable hereunder is required to be irrevocably made under the terms of such plans, and (2) consistent with the requirements of Section 409A. If a Participant has an effective salary reduction agreement in place under the Company’s General Savings/Profit Sharing Plan, any similar U.S. tax-qualified pension plan, or any pension or retirement plan maintained outside the U.S. for the benefit of any employees of the Company, amounts will be withheld from any payment made hereunder to the extent, and solely to the extent, provided in such plan and consistent with the requirements, to the extent applicable, of Section 409A.

10.	Designation of Beneficiary
(a)	Subject to applicable law, each Participant shall have the right to file with the human resources/benefits administrator in the relevant jurisdiction who has been appointed by the Company to administer the provisions of this Section 10 for such jurisdiction (the “applicable administrator”) a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon his or her death. A Participant may from time to time revoke or change his or her beneficiary by filing a new designation with the applicable administrator. The last such designation received by the applicable administrator shall be controlling, provided, however, that no designation change or revocation thereof shall be effective unless received by the applicable administrator prior to the Participant’s death and in no event shall it be effective as of a date prior to receipt.

(b)	If no such beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to the Participant’s estate. If the applicable administrator is in doubt as to the right of any person to receive any amount, the applicable administrator may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the applicable administrator may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Company, and the applicable administrator therefor.
All determinations necessary to construe or effectuate this Section 10 shall be made by the Company.

11.	Notices

Each Participant whose employment relationship with the Company has terminated, either voluntarily or involuntarily, shall be responsible for furnishing the human resources/benefits administrator in the relevant jurisdiction who has been appointed by the Company to administer the provisions of this Section 11 for such jurisdiction with the current and proper address for the mailing of notices and the delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

12.	Rights of Participants

Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or his or her legal representative or designated beneficiary, or other persons.

If and to the extent that any Participant or his or her legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

13.	No Employment Rights

Nothing in this Plan or any other document describing or referring to this Plan shall be deemed to confer on any Participant the right to continue in the employ of the Company or his or her respective employer or affect the right of such employer to terminate the employment of any such person with or without cause.

14.	Certain Payments Upon a Change of Control

If, upon a Change of Control of TJX, amounts payable or that would or might be payable in respect of an individual under the Plan instead are paid to such individual or his or her estate or beneficiary pursuant to any change of control severance plan or agreement, or any similar plan, agreement or arrangement, to which the Company is a party, payments in respect of such individual hereunder shall be reduced pro tanto.

15.	Nonalienation of Award

No amounts or other rights under the Plan shall be sold, transferred, assigned, pledged, or otherwise disposed of or encumbered by a Participant, except as provided herein, and shall not be subject to attachment, garnishment, execution, or other creditor’s processes.

16.	Withholding Taxes

The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

17.	Termination, Amendment and Modification

The E.C.C. or the Board of Directors of TJX may from time to time amend, modify, or discontinue the Plan or any provision hereof. No amendment to or discontinuance or termination of the Plan, shall, without the written consent of the Participant, adversely affect any rights of such Participant that have vested. This Plan shall continue until terminated by the E.C.C. or the Board of Directors of TJX.

18.	Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

19.	Controlling Law

This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

20.	Miscellaneous Provisions
(a)	All costs and expenses involved in administering the Plan as provided herein, or incident thereto, shall be borne by the Company.

(b)	The E.C.C. may, in its sole discretion, reduce or eliminate awards granted or money payable to any Participant or all Participants if it determines that such awards or payment may cause the Company to violate any applicable law, regulation, controls, or guidelines. Such reduction or elimination may be made notwithstanding that the possible violation might be eliminated by reducing or not increasing compensation or benefits of other associates, it being the intent of the Plan not to inhibit the discretion of the Company to provide such forms and amounts of compensation and benefits to employees as it deems advisable.

21.	Awards to Certain Officers

The provisions of this Section 21 shall apply, notwithstanding any other provision of the Plan to the contrary, in the case of any award made to a person expected to be described in Section 162(m) at the time the award is to be paid, as determined by the E.C.C. at the time of the award. In the case of any such award: (a) Performance Criteria shall be based on any one or more of the following (on a consolidated, divisional, line of business, geographical or area of executive’s responsibilities basis): one or more items of or within (i) sales, revenues, assets or expenses; (ii) earnings, income or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, or such other items as the E.C.C. may determine at the time the Performance Criteria are preestablished (within the meaning of Section 162(m)), whether or not on a continuing operations and aggregate or per share basis; (iii) return on investment, capital, assets, sales or revenues; and (iv) stock price; (b) unless otherwise determined by the E.C.C. in a manner that is consistent with the requirement that the Performance Goals be preestablished within the meaning of, and that the Award otherwise comply with the performance-based compensation exemption under, Section 162(m), the specific Performance Goals established by the E.C.C. with respect to any Award shall be subject to mandatory adjustment where such Performance Goal is affected by any of the following objectively determinable factors occurring after the Performance Goal has been established by the E.C.C., such that performance with respect to such Performance Goal for such Award shall be determined without regard to such factor: (i) any change in, or elimination or addition of, an accounting standard or principle, or any change in the interpretation thereof, whether identified as a change, error, correction or otherwise denominated, by the FASB, the SEC or its staff, the PCAOB, or other competent accounting or regulatory body, as determined by the E.C.C., (ii) any change in laws, rules, regulations or other interpretations or guidance issued by a competent regulatory body if the effect of such change would be to affect the financial measure by more than 1% (as objectively determined by the E.C.C.), (iii) any acquisition or disposition by the Company of a business or portion thereof, however structured, if the effect of such acquisition or disposition would be to affect the financial measure by more than 1% (as objectively determined by the E.C.C.), and (iv) any other objectively determinable factor that is specified by the E.C.C. within 90 days of the commencement of the applicable performance period (or within the first one-quarter of the applicable performance period, if shorter); (c) the maximum amount payable under any Plan award to any such individual shall be $5,000,000; (d) no payment shall be made under the award unless the applicable Performance Goals, which shall have been preestablished within the meaning of Section 162(m), have been met, nor shall any such payment be made until the E.C.C. certifies in accordance with Section 162(m) that such Goals have been met; and (e) those provisions of the Plan generally applicable to awards hereunder which give to the E.C.C. or any other person discretion to modify the award after the establishment and grant of the award, or which if applied to an award described in this Section 21 might otherwise cause such award to fail to qualify as a performance-based award under Section 162(m) shall be deemed inapplicable to the extent (but only to the extent) the retention of such discretion by such person or the application of such provision would be deemed inconsistent with qualification of the award as performance-based under Section 162(m).
     IN WITNESS WHEREOF, the Company has caused the Plan to be executed, effective as of March 5, 2010.

ATTEST/WITNESS

/s/Julio C. Mantilla	THE TJX COMPANIES, INC

Print Name: Julio C. Mantilla
	By:	/s/ Greg Flores

	Print Name:	Greg Flores

	Title:	Executive Vice President, Chief Human Resources Officer

	Date:	May 26, 2010